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                                                                    Exhibit 10.1


                          PREFERRED PROVIDER AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of the ____ day of ________, 2000 between National Century Financial Enterprises, Inc., An Ohio Corporation (hereinafter referred to as "NCFE") and E-MedSoft.com, a corporation incorporated under the laws of Nevada (hereinafter referred to as "E-MED").

         WHEREAS E-MED represents that it has expertise in the area of electronic commerce as it is engaged in the business of developing, customizing, selling, supplying, installing, testing and implementing computer software applications and services, as well as providing outsourcing solutions, and is ready, willing, and able to provide these products and services to the NCFE on the terms and conditions set forth herein; and

         WHEREAS, in reliance on E-MED's representations and in exchange for receiving the commitments, intellectual property and services set forth herein, NCFE is willing to engage E-MED as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

         NOW THEREFORE in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

                                   SECTION 1

                SCOPE OF SERVICES AND OBLIGATIONS OF THE PARTIES

1.1 SERVICES. E-MED agrees to provide, and NCFE agrees to accept, the products and consulting services described in the "Statement of Work," attached hereto as
Exhibit 1A, as more fully set for in the "Business Plan," attached hereto as
Exhibit 1B. The parties hereto agree that they may in the future mutually agree to modify or amend the Statement of Work and the Business Plan and any such modifications and amendments shall be in writing and shall be attached to this Agreement for future reference. The descriptions in the Statement of Work and in the Business Plan are intended by the parties to be read in the broadest possible sense such that -- except as otherwise limited by this Agreement -- E-MED shall have the right and then the obligation to provide services and software solutions with respect to all electronic (excluding hardware) needs of NCFE and NCFE shall have the licensure and other rights as more fully set forth herein. The parties hereto agree that all existing and new projects hereunder shall be set forth in writing between the parties in the form of a scope of services to be mutually agreed upon, in order to permit the parties to have a standard by which to judge the performance of E-MED hereunder (e.g., under subparagraph 1.3.1).

1.2 CONDUCT OF SERVICES. All work shall be performed in a workmanlike and professional manner in accordance with the terms and conditions of this Agreement. NCFE agrees to provide E-MED with all necessary hardware and facilities to enable E-MED to provide its products and services in accordance with general industry standards.
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1.3 METHOD OF PERFORMING SERVICES. E-MED shall have the right to determine the method, details and means of performing the work to be performed for NCFE so long as the method is not in conflict with NCFE's standard policies and requirements. NCFE shall, however, be entitled to exercise general power of supervision and control over the results of work performed by E-MED to assure satisfactory performance. NCFE's general power of supervision and control shall include, but not be limited to, the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work. NCFE shall control the timing of the work set out in the Statement of Work and the Business Plan. No work thereunder shall be initiated by E-MED unless and until NCFE first gives E-MED the requisite approval.

1.4 EXTRAORDINARY CASE WHERE NCFE MAY UTILIZE ALTERNATIVE SERVICES. Notwithstanding any provision of this Agreement to the contrary, NCFE may utilize the services of an alternative vendor or supplier in the case where (a) such utilization occurs on or after July 25, 2002, (b) E-MED has shown a pattern in the course of this Agreement where it has not provided acceptable products and/or services, (c) NCFE has notified E-MED of this fact in writing in accordance with the notice provisions set out below at each point during the process by which E-MED has demonstrated the pattern set out in subsection a below, and (d) NCFE has a good faith basis to believe that E-MED will be unable to perform the service or provide the product in an acceptable manner and NCFE has a good faith basis to believe that E-MED's failure to do so will cause irreparable injury to NCFE. Nothing herein shall permit NCFE to terminate this entire Agreement under the provisions of this subparagraph. Neither E-MED nor NCFE may file any litigation in any court in the world against the other for any alleged breaches hereunder unless and until such litigation is filed after July 25, 2002.

1.5 CUSTOM DELIVERABLES. E-MED and NCFE both acknowledge and understand that by design this Agreement and any Exhibits appended hereto have been drafted with the anticipation and expectation that E-MED will be providing some services and resultant work product to NCFE that shall be considered Custom Deliverables. Such Custom Deliverables shall be defined as Software and/or intellectual property developed by E-MED for the specific purposes of this Agreement and shall be considered a "work made for hire". Such Custom Deliverables and any copyrights in those Custom Deliverables, upon NCFE's payment of any and all amounts then due and owing under the terms of this Agreement, shall be the sole and exclusive property of NCFE. In consideration for E-MED's services, NCFE shall be required to grant E-MED the retention of a perpetual, worldwide, non-exclusive, royalty free, transferable license to possess, copy, transform, perform, display, use, modify, disclose, distribute, and sub-license any and all of that custom Software or intellectual property in any manner E-MED chooses, provided that in doing so E-MED does not include any of NCFE's confidential information.

1.6      OBLIGATIONS OF THE PARTIES.

         (a) In consideration for NCFE entering into this Agreement, E-MED shall issue to NCFE 9.5 million shares of the capital stock of E-MED, and shall immediately register such shares so that all of the shares are free trading in accordance with applicable law and all industry standards for the securities industry in the United States;

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         (b) In consideration for E-MED entering into this Agreement and as partial consideration for E-MED issuing the 9.5 million shares detailed above, NCFE shall and hereby does (a) immediately convert all debt, currently believed to be approximately Four Million-Five Hundred Thousand Dollars (US$4,500,000.00), owed to NCFE by E-MED into equity;

         (c) In consideration of E-MED adhering to section 1.6(a), NCFE or it's Affiliates shall arrange for

         1. $ 1,000,000 of additional equity financing (which is part of the consideration given by NCFE in exchange for the 9.5 million shares granted to
NCFE), to be accomplished within 30 days after consummation of the agreement in four equal payments of $250,000; and

         2. $4,000,000 of debt financing within a period of 90 days with the understanding that the debt will be retired and effectively converted as soon as NCFE is able to sell $4,000,000 worth of its stock at a price per share in excess of $9.50 per share. Until that time, the debt will not accrue interest and will be carried as long term debt on the books of NCFE and E-MED.

For both of the of items 1 and 2, a funding schedule will be mutually agreed to within 5 working days after contract signing. NCFE would be willing to provide additional commitments of funding under mutually agreeable terms and conditions.

         (d) NCFE agrees, concurrently with NCFE marketing efforts, to provide E-MED with exclusive marketing access to all of NCFE's current clients which access is only for the products and services to be provided by E-MED hereunder. NCFE and E-MED hereby agree to exclusively market E-MED and NCFE's products to NCFE's base of clients and E-MED's base of clients. NCFE and E-MED will share equally all costs and expenses of the joint marketing effort on a national and international basis to maximize the penetration of the parties' products into the market. The parties agree that a Joint Steering Committee shall be established pursuant to 1.6(f) below, and that neither entity shall begin marketing unless and until the Joint Steering Committee expressly approves of a marketing budget to carry out the terms and conditions of this Agreement.NCFE and E-MED hereby agree to market E-MED and NCFE's products to NCFE's base of clients through NCFE's Marketing Department. NCFE and E-MED will share equally all costs and expenses associated with the joint marketing and joint sales effort on both a national and international basis, so as to maximize the penetration of the Parties products into the market.

         (e) Pursuant to the terms of this Agreement and for the duration of this Agreement the Parties agree to establish a proprietary Master Portal wherein all of NCFE's and E-MED's products and services shall be able to be marketed and sold to all of NCFE's and E-MED's customers in a manner mutually agreeable and acceptable to the Parties. The anticipated Master Portal shall function in such a way as to require it to be the "ultimate destination" Portal that a customer will enter into prior to doing business electronically with the Parties as anticipated under the terms of this Agreement. For the duration of this Agreement and any extension thereof, E-MED shall be entitled to receive a "per click" payment for each customer usage of the Master Portal. NCFE agrees to a per click sign-on charge. Such sign-on charge would not include those clients of NCFE who normally use the internet for the exchange of proprietary data


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as between NCFE and the client. However, NCFE will pay a charge of 5 cents per click for all internet traffic with the exception of the transferring of reports to clients. Such 5 cent fee will be monitored by the net and payable each month. During the first year of the contract such minimum payments will be $15,000 per month or 5 cents per click whichever is greater so long as E-MED continues to maintain the network in an appropriate manner. During the second year of this contract, so long as the net is provided and maintained by E-MED the minimum charge will be $20,000 per month or 5 cents per click whichever is greater. In the third year and every successive year of the contract the charge will be $25,000 per month minimum or 5 cents per click whichever is greater. In addition to the above consideration, to the extent that NCFE obtains new clients as a result of their internet response, that is, the client must come to use through the internet, whether that new client comes from the E-MEDSOFT client base or a new client base that comes to NCFE as a result of NCFE'S establishment of a portal, E-MED will receive $1,000 cash when such client commits to a funding apparatus that NCFE offers. Such funding apparatus includes, medical accounts receivable funding, self-pay receivable fundings, leases, loans, and bridge financing as well as advisory serves in merger and acquisition. As long as such new client maintains a contract relationship E-MED will receive one half of one percent of the spread of NCFE. Such spread would be paid on a monthly basis and would be remitted to E-MED. The minimum floor for clients added into this area is 14%. Should the client be solicited through the internet and the rates are less than 14% then E-MED would share the same on a prorata basis to a minimum of 12%. No ongoing revenues would be shared for clients in which the return is less than that unless done so by mutual agreement.

         (f) NCFE and E MED will develop a financing methodology and program to be offered to the purchasers of any of E MED solutions to include NCFE's portal customers to finance any and all of E-MedSoft's solutions.

         (g) Steering Committee: A steering committee will be established representing the following parties (NCFE, E MED) to provide oversight to ensure the spirit and intent of the agreement is being followed. The steering committee members shall be senior level executives of each represented party. The committee will meet no less than quarterly.

1.7 SCHEDULING. The services provided by E-MED are expected to require a substantial effort by E-MED and E-MED agrees to staff the projects under the Statement of Work accordingly. E-MED will use its best efforts to accommodate all work schedule requests.

1.8 REPORTING. NCFE and E-MED shall develop appropriate administrative procedures for completing all tasks set forth in the Statement of Work. NCFE shall periodically provide E-MED with evaluations of E-MED's performance.

1.9 EXISTING PROJECTS. Immediately upon contract signing, the parties hereto will meet and create a schedule of all existing projects that NCFE or its affiliates were involved in prior to the execution hereof, and then the parties hereto shall work in good faith to construct a plan whereby all such projects will at the timing discretion of NCFE be supervised by E-MED. The term "timing discretion" is meant by the parties to, with respect to projects existing as of the date hereof, provide NCFE with the full discretion to determine the transition periods in light of existing contractual commitments, business needs and the overall best interests of NCFE.


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1.10 EFFECT OF SUPERVISORY CONTROL. Either through scope change, scheduling change, stoppage of work or any other change in process dictated by NCFE, NCFE will be responsible for any costs which result.

                                   SECTION 2

                          TERM, DEFAULT AND TERMINATION

2.1 TERM. The term of this Agreement shall commence on the date set forth above and shall (absent termination by either Party hereunder) be for an Initial Term of seven (7) years [eighty four (84) months]. Following the expiration of the Initial Term this Agreement may be extended by mutual agreement of the parties for one (1) successive Extended Term. The Extended Term. shall be for a period of five (5) years [sixty (60) months]. Therefore, including the Initial Term, upon exercise of the Extended Term, this Agreement could remain effective for a Cumulative Term of twelve (12) years [one hundred and forty four (144) months].

2.2 EVENTS OF DEFAULT. The following events shall constitute a "Default":

         (a) NCFE fails to pay any amounts when due and does not pay such amounts within forty-five (45) days of receipt of written notice of such payment failure: or

         (b) Either NCFE or E-MED has failed to comply with any obligation of the Agreement herein (other than a payment default under subsection (a)), the non-defaulting Party has exhausted any specific contractual rights and remedies set forth herein, and the remaining lack of compliance of the defaulting Party remains uncured for a period of thirty (30) days after notice of such breach is sent by the non-defaulting Party to the Party alleged to be in Default, in accordance with Section
                  2.3. The cure period may be extended, if both parties agree to such extension in writing.

2.3 NOTICE OF DEFAULT. A Default shall not be deemed to have occurred unless in the case of a Default set forth in Section 2.2(a) and (b) the non-defaulting Party has complied with the escalation procedure set forth in Section 3 and the non-defaulting Party has given written notice (a "Default Notice") to the defaulting Party in accordance with the requirements of this Section 2.3. A Default Notice shall specify in reasonable detail the events which the non-defaulting Party believes have occurred and which constitute or evidence a Default, the provisions of this Agreement (including any applicable provisions of the Statement of Work and the Business Plan) which have not been performed or complied with, and the actions which, in the opinion of the non-defaulting Party, would be required to fulfill the requirements of this Agreement and cure the Default. An immaterial failure to comply precisely with the foregoing notice requirements shall not affect the validity of a Default Notice if the defaulting Party was not prejudiced by such failure.

2.4 TERMINATION FOR DEFAULT. Only upon (a) the occurrence of Any Default which is not excused pursuant to this Agreement, (b) the inability to resolve the dispute under Section 3, (c) the delivery of a Default Notice to the defaulting Party as provided in Section 2.3, (d) the


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circumstance where a specific remedy for the Default is not set forth above and/or such a specific remedy is so set forth but compliance with such remedial procedure has not yielded a resolution of the Default and (e) the defaulting Party's failure to cure the Default set out in the Default Notice prior to the expiration of the cure period specified in Section 2.2(b) and any extension of that cure period, the defaulting Party shall be deemed to be in breach of this Agreement and the non-defaulting Party shall have the right to terminate this Agreement or, alternatively, to terminate the particular project in the Statement of work to which the Default relates (at the discretion of the non-defaulting Party), by delivering written notice of termination to the defaulting Party.

2.5 EFFECT OF TERMINATION. Upon termination of this Agreement (and irrespective of which Party terminates this Agreement), all of the following shall apply:

         (a) NCFE shall immediately cease use of all Software by E-MED not considered a Custom Deliverable as defined in 1.4 above;

         (b) NCFE shall, within 10 days of such termination, deliver to E-MED all copies and portions of the Software and related materials and documentation in its possession furnished by E-MED that are not considered a Custom Deliverable as defined in 1.4 above;

         (c) All amounts payable or accrued to E-MED under this Agreement shall become immediately due and payable;

         (d) All rights and licenses granted to NCFE under this Agreement or the applicable Schedule or Software license shall immediately terminate;

         (e) All ownership rights in and to Software provided to NCFE hereunder and developed by E-MED that are considered Custom Deliverables as defined in 1.4 above shall immediately vest in NCFE for NCFE's perpetual ownership and use.

                                   SECTION 3

                        DISPUTE ESCALATION AND MEDIATION

         E-MED and NCFE hereby agree that they will use all reasonable efforts to resolve any disputes arising out of this Agreement in a co-operative and expeditious manner. If the staff members working on the Statement of Work are unable to resolve the dispute within ten (10) days after it arises, either Party may escalate the dispute to E-MED's Chief Executive Officer then to NCFE's Chairman or one of its Vice Chairmen (hereinafter collectively "Mediation Officers"). Upon such escalation, the Mediation Officers shall meet in person to discuss the outstanding issues and attempt in good faith to reach a resolution. If the foregoing procedure fails to resolve the dispute within five (5) days after such meeting, the Parties hereto shall be entitled to any and all remedies provided by law.


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                                   SECTION 4

                                FEES AND PAYMENT

         In consideration for the products to be provided and the services to be performed by E-MED, E-MED shall be entitled to compensation in the sums set out in Section 1.6 and the Statement of Work and the Business Plan. All fees shall be paid by NCFE monthly.

                                   SECTION 5

              RESPONSIBILITIES OF E-MED FOR TAXES AND OTHER MATTERS

5.1 TAXES AND INSURANCE. As an independent contractor, E-MED shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to E-MED. E-MED shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of NCFE may be entitled. E-MED agrees to defend; indemnify and hold harmless NCFE, NCFE's officers, directors, employees and agents, and the administrators of NCFE's benefit plans from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters; provided that NCFE shall promptly notify E-MED of each such claim when and as it comes to NCFE's attention.

5.2 E-MED COVERAGE. Notwithstanding any other worker's compensation or insurance policies maintained by NCFE, E-MED shall procure and maintain worker's compensation coverage sufficient to meet the statutory requirements of every state where E-MED's personnel assigned to NCFE's work are located.

                                   SECTION 6

                       CONFIDENTIALITY AND NON-COMPETITION

6.1 PROPRIETARY INFORMATION. The Parties agree that the terms of the Nondisclosure Agreement, Exhibit 1C, shall apply to and bind the Parties for the longer of the Term of this Agreement or ten (10) years, notwithstanding any term, termination, breach or material breach of this Agreement.

6.2 PROHIBITION AGAINST COMPETITIVE SERVICES AND PRODUCTS. The parties hereto agree t, that, excepting any existing projects or agreements that would otherwise be subject to paragraph 1.8 below,, neither party shall engage in any activity, directly or indirectly, competitive with, or adverse to, the business or welfare of the other party, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than five percent (5%) of the capital stock of any other corporation. Therefore, subject to the limitations of this Section, NCFE and E-MED agree that during the term of the Agreement neither party shall, without the prior written consent of the other, compete or participate in competition, either directly, indirectly, with, or against the other party. Such prohibition against participation in competition shall include, without limitation, all of the services and products to be provided under the terms of this Agreement.


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Nothing herein shall permit NCFE to compete against E-MED during the term hereof in a manner in which NCFE uses -- in any way shape or form -- the services or products of any company other than E-MED with respect to the projects and work set out in the Statement of Work and the Business Plan.

NCFE further agrees that it shall give E-MED the first opportunity to continue to provide services set forth in the Statement of Work. If E-MED demonstrates that it can perform the services set forth in the Statement of Work and any future services in a manner satisfactory to NCFE, NCFE shall then continue to use the services of E-MED. NCFE has no obligation to continue to use the services of E-MED after the termination of this Agreement. NCFE also agrees that it shall not utilize the services or products of any provider engaged in the business of providing technological solutions of the kind set out in the Statement of Work or of any technological or service solutions similar or related thereto, other than and with the sole exception of NCFE's utilization hereunder of E-MED's services and products; provided, however, that NCFE may at all times use such competitive products if E-MED has shown an inability to provide the solutions set out in the Statement of Work and the Business Plan and if NCFE has exhausted all dispute escalation remedies expressly set forth in
Section 3, with the exception that if those escalation procedures do not yield a resolution within the provided time frame, NCFE shall not be compelled to obtain judicial approval before using alternative services.

6.3 NON-COMPETITION REGARDING PRIVATE LABEL PRODUCT. The parties hereto agree and understand that by virtue of the intellectual property and services being provided by E-MED to NCFE hereunder, NCFE and E-MED both will have access to extraordinarily confidential, proprietary and valuable information of the other party, and that, such information if misused and/or used in violation of this Agreement, could seriously injure the business of either E-MED or NCFE, as the case may be. The parties also agree and understand that NCFE -- under the terms and conditions of this Agreement -- expects to utilize the intellectual property and services of E-MED in order to develop on a going forward basis a "private label" product entitled "NCFE.COM" and thus NCFE can only agree to the following non-competition provisions with the express proviso and condition precedent that
(a) E-MED provides adequate services to NCFE under the Statement of Work and the Business Plan and (b) NCFE by definition will be competing with E-MED with respect to all current and future clients of NCFE which NCFE provides financing services to, and thus as to such clients NCFE shall have no obligation to adhere to the non-competition provision of this Agreement so long as NCFE is utilizing E-MED for exclusive provision of the products and services anticipated under the terms of this Agreement (i.e., it is intended that NCFE.COM will deliver to the NCFE clients E-MED generated products, and it is further intended that E-MED will deliver to its clients NCFE generated financial products). Additionally, E-MED and NCFE, pursuant 1.5(e) above, shall establish a proprietary Master Portal (hereinafter "Master Portal") whereby E-MED's and NCFE's products and services shall be exclusively marketed in a manner mutually agreed by all parties. Notwithstanding this Master Portal arrangement, the parties hereto agree and understand that, prior to launch of the proprietary Master Portal, either E-MED or NCFE shall have the absolute right to market their individual products and services through the proprietary portals of' companies other than E-MED or NCFE. It being the intention of the parties that the utilization of such proprietary ultimate destination portals other than the Master Portal shall only be used during a transition period which shall begin from the date of execution hereof and which shall


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terminate, at the latest, on March 1, 2000. The parties hereto agree to immediately begin working vigorously toward the completion of their proprietary Master Portal. Nothing herein and nothing in this Agreement shall be read to (a) provide E-MED with the right to deliver any health care services products other than NCFE's through any ultimate destination portal other than the Master Portal or (b) provide NCFE with the right to deliver any computer, technology or Internet products other than E-MED's through any ultimate destination portal other than the Master Portal.

                                   SECTION 7

                       OWNERSHIP OF SOFTWARE APPLICATIONS

7.1 GRANT OF LICENSE. Subject to the payment of all compensation due under this Agreement and all other terms and conditions herein, E-MED grants to NCFE -- for the term hereof -- a perpetual, personal, non-transferrable, non-exclusive license to Software, other than Custom Deliverables which are owned by NCFE and defined in 1.4 above, in object code form solely for the purpose of serving the normal business operations of NCFE as set out in the applicable Schedule. This license grant is subject to CUSTOMER's continual retention during the term hereof of PROVIDER's products and services so that PROVIDER -- and not the competitors of PROVIDER -- can continue to service its Software and receive compensation for such services as set out in the Statement of Work and the Business Plan.

7.2 TERM OF LICENSE. NCFE's license for the Software to be provided by E-MED under the Statement of Work and the Business Plan is effective from the later date of signing of this Agreement and payment of the consideration thereunder. NCFE's license for any other Software will be effective from the later date of delivery of the Software or payment of the consideration therefor. Each license shall continue throughout the term of this Agreement and throughout any expansion to that term agreed to by the parties, but no license issued hereunder shall extend any further. Provided, however, that NCFE shall at all times own outright all right, title and interest in and to all of the basic hardware and line communication and related software devices required to give NCFE the minimal, basic connectivity with all its clients and other chosen clientele (hereinafter "basic connectivity"); such basic connectivity to include none of the functionality and robust data base, communication and information management capabilities now owned by E-MED as all such technology is proprietary to E-MED, represents E-MED's core business assets and represents state-of-the-art technology that would never be transferred in any way, shape, or form to any person, including NCFE. Provided further that NCFE shall at all times own outright all right, title and interest in and to all Software and intellectual property developed by E-MED and considered Custom Deliverables as defined in 1.4 above." as set forth below.

7.3 EXTENT OF LICENSE. The license granted hereunder to NCFE for intellectual property and Software other than a Custom Deliverable is limited to its sole use on a designated platform described in the Statement of Work and the Business Plan (i.e., operating system with corresponding serial number) (the "Designated Platform") set forth in the applicable Statement of Work and the Business Plan with permitted access to NCFE's employees for each Software application described in the Statement of Work and the Business Plan. Such license permits, except as otherwise provided herein or in the Statement of Work, or the Business Plan, access to


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the Software through the use of an on-line modem connecting to the Designated
Platform. No copy of the Software is to be maintained anywhere on the network other than on the Designated Platform. NCFE may make one (1) additional copy of the Software in machine-readable form for back up purposes only. NCFE will obtain E-MED's prior written consent before granting networking privileges with the Software to any party not permitted under the applicable Schedule. NCFE acknowledges and agrees that E-MED may, from time to time, acting reasonably, place such restrictions on the use of the Software on the network as it deems necessary to protect its proprietary rights in the Software (including, where appropriate, the withholding of access privileges to one or more NCFE's clients or members or participants).

7.4 PERMITTED USES. NCFE acknowledges and agrees that no right or license is granted under this Agreement for use of the Software, other than Custom Deliverables, for any purpose other than set out in the Statement of Work, the Business Plan or for use on any equipment other than the Designated Platform or such other hardware as may be agreed to by E-MED, from time to time. NCFE and E-MED both acknowledge that the Software, other than Custom Deliverables, is proprietary to E-MED and constitutes a trade secret of E-MED under applicable, State and Federal law, and NCFE agrees not to make or to authorize anyone to make or to distribute copies or to use the Software or related documentation in any manner inconsistent with E-MED's exclusive ownership or for any purpose other than for the normal business operations of NCFE as set out in the applicable Statement of Work unless otherwise specifically agreed to in writing by E-MED. Without limiting the generality of the foregoing, excepting Custom Deliverables, NCFE may not:

         (a) use the Software or make copies of all or any part of it, other than as expressly permitted in this Agreement;

         (b) translate, change or reverse engineer the Software or its method of operation by debugging, disassembling, reprogramming or by any other means;

         (c) modify, adapt or create derivative works based on all or any part of the Software;

         (d) rent, lease, sell, sublease, distribute, merge, assign, transfer, share, sub-license or make available to another person, the Software or any copy, in any way, in whole or in part, except as expressly provided for in the applicable Schedule;

         (e) sell documentation, forms or other materials generated in conjunction with the Software to third parties;

         (f) provide access to any of the Software or to any of the other items mentioned in subsections a through f above, to any person that is not affiliated with NCFE; and

         (g) use the Software for aiding or creating a competitive software package and furnish information, data, or copies of documentation concerning the input or output of the Software to any one of the purposes of aiding in the design or creation of a competitive software package.


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                                   SECTION 8

                             INTELLECTUAL PROPERTY

8.1 OWNERSHIP OF SOFTWARE OTHER THAN A CUSTOM DELIVERABLE. Other than NCFE's right to utilize the Software in the semi-exclusive manner provided for herein and during the term hereof, NCFE acknowledges that it is not acquiring any ownership rights to Software (which term includes modifications) other than Custom Deliverables, or any copies thereof, or any copyright, trade secret, patent and other intellectual property rights therein (including those of third parties which E-MED has the right to use) and that E-MED retains all right, title and interest in and to such Software, including all intellectual property rights therein. Physical copies of such Software (in diskette, tape or other form provided by E-MED) shall remain the property of E-MED, and such copies shall be deemed to be licensed to NCFE during the term of the license granted pursuant to this Agreement. NCFE shall not alter or remove any copyright, trade secret, patent, proprietary or other legal notices contained on or in such Software and shall reproduce all such notices that are contained on or in such Software on the copy permitted to be made by NCFE for backup purposes only. Notwithstanding anything in this paragraph or Agreement to the contrary, NCFE shall at all times -- even in the event of a termination hereof -- retain full ownership in all of the basic hardware and line communication and related software devices required to give NCFE the minimal, basic connectivity with all its clients and other chosen clientele (hereinafter "basic connectivity"); such basic connectivity to include none of the functionality and robust data base, communication and information management capabilities now owned by E-MED as all such technology is proprietary to E-MED, represents E-MED's core business assets and represents state-of-the-art technology that would never be transferred in any way, shape or form to any person, including NCFE.

8.2 CONFIDENTIALITY OF DOCUMENTATION. All information, data, drawings, specifications, documentation, software listings, source or object code which E-MED has created in the development of Software other than Custom Deliverables and the performance of the terms of this Agreement or which it may from time to time create in supporting or enhancing such Software is proprietary or confidential. NCFE agrees that it shall use the same solely in accordance with the provisions of this Agreement and that it shall -- for the term set out in
Article 6 above -- not at any time during or after completion, expiration or termination of this Agreement disclose the same, directly or indirectly, to any third party without E-MED's prior written consent.

                                   SECTION 9

                                 INDEMNIFICATION

9.1      INDEMNIFICATION BY NCFE.

         (a) NCFE shall defend, indemnify and hold harmless E-MED from and against any and all claims of infringement of copyright, trade secret rights, patents, trademarks, industrial designs, or other property rights affecting the Software that are based upon or due to the use by the NCFE of technology that is not E-MED's technology but was selected by NCFE anyway, or due to changes or alterations made to the Software, including customization of the software or other intellectual property forming part of or incorporated into the Software, by NCFE or at its direction.

         (b) If E-MED gives NCFE notice of any such infringement claim made against E-MED and provides such assistance as is reasonably requested by NCF E in defending, responding to or settling such claim, NCFE shall, at its own expense, select and control all legal representation to defend any such claims and make settlements thereof at NCFE's discretion.

         (c) In the event that any such infringement occurs or may occur, NCFE may instruct E-MED at NCFE's expense to:

                  (ii) procure for NCFE the right to continue using the Software or infringing part thereof, or

                  (iii) modify or amend the Software or infringing part thereof so that the same becomes non-infringing; or

                  (iv) replace the Software or infringing part thereof by other software of similar capability.

9.2      INDEMNIFICATION BY E-MED.

         (a) E-MED shall defend, indemnify and hold harmless NCFE from and against any and all claims of infringement of copyright, trade secret rights, patents, trademarks, industrial designs, or other property rights affecting the Software provided such claims are not due to the use by NCFE of technology that is not E-MED's technology but was selected by NCFE anyway, and provided such claims are not due to changes or alterations made to the Software, including customization of the software or other intellectual property forming part of or incorporated into the Software, by NCFE or at its direction.

         (b) If NCFE gives E-MED notice of any such infringement claim made against NCFE and provides such assistance as may be reasonably requested by E-MED in defending, responding to or settling such claim, E-MED shall, at its own expense, select and control all legal representation to defend any such claims and make settlements thereof at E-MED's discretion defend any such claims and make settlements thereof at its own discretion.

         (c) In the event that E-MED receives notice of a valid claim or demand or if NCFE's use of the Software shall be prevented by injunction (provided such event leading to the injunction do not give rise to a claim under subsection 7.1(a)), E-MED shall, at its option and expense, procure for NCFE the right to continued use of the Software as provided hereunder, modify the Software so that it is no longer infringing, or terminate this Agreement and refund to NCFE the fees paid under this Agreement, reduced in a reasonable manner to reflect NCFE's use of the Software. This section 7.2 states E-MED's entire liability to NCFE for any claim of intellectual property rights infringement.

9.3 PARTICIPATION IN DEFENSE. A Party may participate at its expense in the defense of any action or claim which may be asserted against it and for which such Party seeks indemnity pursuant to the provisions of this Article, or such indemnified Party may assume the defense of such claim or action, including the right to settle or compromise any claim against it without the consent of the indemnifying Party, provided that in doing so it shall be deemed to have waived its right to indemnification except in cases where the indemnifying Party has declined to defend the claim. The indemnifying Party may settle an action, suit or proceeding without the indemnified Party's consent only if such settlement includes a full general release of the indemnified Party.

9.4 INDEMNIFIED PERSONS. In this Article, references to NCFE and E-MED shall be deemed to include their respective directors, officers, agents, employees and affiliates.

                                   SECTION 10

                                    WARRANTY

10.1 WARRANTY OF E-MED. During the, term of this Agreement, E-MED warrants to NCFE that the Software will substantially comply with Software Requirements, except that NCFE acknowledges that E-MED cannot warrant systems currently in place during the transition to E-MED's control. The warranty set forth in the preceding sentence is the only warranty granted by E-MED under this Agreement. E-MED DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS OR STATEMENTS MADE PRIOR TO THIS AGREEMENT. E-MED DOES NOT WARRANT THAT THE SOFTWARE WILL MEET NCFE'S NEEDS OR BE FREE FROM ERRORS, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED.

10.2 YEAR 2000 COMPLIANT. E-MED will use all reasonable efforts to ensure that the Software is designed and has been tested for use prior to, during, and after the calendar year 2000AD so that the Software will operate during each such time period. without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than a century. E-MED shall have no liability for any failure of NCFE's or third party's software, hardware, applications, databases or other systems to be year 2000 compliant or any year 2000 issues not solely caused by the Software.

10.3 LIMITATION OF LIABILITY. NCFE's sole remedy under this limited warranty is replacement of the Software. Subject to Section 8.1 above, the Software is provided on an "as is" basis, and the entire risk as to the results and performance of the Software is assumed by NCFE. NEITHER E-MED NOR ITS DISTRIBUTORS, SUPPLIERS, AGENTS, OFFICERS, AND

DIRECTORS SHALL HAVE ANY LIABILITY TO NCFE OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFIT, FAILURE TO REALIZE ANTICIPATED PROFITS OR SAVINGS, LOST OR DAMAGED DATA, OR OTHER COMMERCIAL OR ECONOMIC LOSS, EVEN IF E-MED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR THEY ARE FORESEEABLE; OR FOR CLAIMS BY ANY OTHER PARTY. E-MED'S MAXIMUM AGGREGATE LIABILITY TO NCFE, AND THAT OF E-MED'S DISTRIBUTORS, SUPPLIERS, AGENTS, OFFICERS, AND DIRECTORS, SHALL NOT EXCEED THE AMOUNT PAID BY NCFE FOR THE SOFTWARE. THE LIMITATIONS IN THIS SECTION SHALL APPLY WHETHER OR NOT THE ALLEGED BREACH, DEFAULT, NONPERFORMANCE OR FAILURE IS A BREACH OF FUNDAMENTAL CONDITION OR TERM, OR A FUNDAMENTAL BREACH. In no event will E-MED be liable for any damages, loss or costs whatsoever of any client of NCFE or other user of the Software however incurred.

10.4 EXCLUSIONS. NCFE assumes full responsibility for the use of the Software and documentation and any information entered, used or stored thereon, including without limitation, protection from data viruses, security of information or systems, any unintended modification, destruction or disclosure and for the accuracy and integrity of the results. E-MED assumes no responsibility for the foregoing.

10.5 SOFTWARE AND DATA. E-MED shall not be responsible for repair of damage to, or the replacement or restoration of any software or data files resulting from accident, transportation, neglect or misuse, failure of electrical power, air conditioning or humidity control or other causes. NCFE will be responsible for regularly backing up all software and data utilized by the Software. If any act or omission by E-MED causes any loss or damage to NCFE's software or data, E-MED's sole obligation and NCFE's sole remedy shall be for E-MED to provide reasonable assistance to NCFE to restore the lost or damaged data from the most recent backup copy maintained by NCFE. E-MED shall have no obligation to recover, restore or re-enter any other software, data, information or records.

                                   SECTION 11

                                     GENERAL

11.1 FURTHER ASSURANCES. Each of the parties hereto from time to time at the request and expense of any other Party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other Party may require to more effectively complete any matter provided for herein.

11.2 ENTIRE AGREEMENT. This Agreement including the attached Schedules constitutes the entire agreement among the parties hereto and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the parties hereto. There are no oral representations or warranties among the parties hereto of any kind, and indeed the parties stipulate that no such representations or statements were in fact made by either Party. This Agreement may not be amended or modified in any respect except by written instrument signed by both Parties hereto.

11.3 APPLICABLE LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its choice or conflict of law rules. Any dispute hereunder shall be litigated and tried in the federal courts situated in Franklin County, Ohio.

11.4 SEVERABILITY. Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

11.5 NOTICES. Any notice required or permitted to be given hereunder shall be in writing, addressed in the case of E-MED to its signatory signing this Agreement and in the case of NCFE to its signatory signing this Agreement (or such other person identified by NCFE) and sent to the address sent out on the execution page of this Agreement. Notices shall be deemed given (a) upon delivery in person; (b) upon receipt if sent on a Business Day by facsimile transmission or other similar means of electronic communication if receipt is duly confirmed,
(c) upon receipt as shown in the records of any reputable expedited delivery service or (d) three days after posting with the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested. Any Party hereto or others mentioned above may change its address by written notice to the others delivered in the manner set forth above.

11.6 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any Party hereto without the express written consent of the other Party hereto.

11.7 INDEPENDENT CONTRACTORS. The parties acknowledge and agree that E-MED will perform its obligations hereunder as an independent contractor and shall not be deemed an employee or agent of NCFE nor shall any of its employees, contractors or agents be deemed to be employees of NCFE.

11.8 COUNTERPARTS AND FACSIMILE. This Agreement may be executed by the Parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving facsimile machine as original signatures of the Parties, provided, however that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

11.9 DUE EXECUTION. Each Party represents to the other Party that (a) it has the power and authority to execute, deliver and perform this Agreement and that the execution, delivery and performance of this Agreement have been duly authorized by all necessary action, and (b) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.

11.10 SURVIVAL OF OBLIGATIONS. The Parties' respective obligations under this Agreement which by their nature would continue beyond the termination or expiration of this Agreement, including, without limitation, those contained in the Articles entitled Intellectual Property, Confidential Information, Indemnification and Dispute Resolution shall survive the termination or expiration of this Agreement.

                                 RESERVED SPACE

         IN WITNESS WHEREOF this Agreement has be signed by the Parties hereto on the date first written above.

                                                  NATIONAL CENTURY FINANCIAL
                                                  ENTERPRISES, INC.



                                BY:               ______________________________
                                TITLE:            ______________________________
                                ADDRESS:          ______________________________
                                                  ______________________________

                                FACSIMILE #:

                                                      E-MEDSOFT.COM

                                BY:               ______________________________
                                TITLE:            ______________________________
                                ADDRESS:          ______________________________
                                                  ______________________________

                                FACSIMILE #:

                                   SCHEDULE 1A

                                STATEMENT OF WORK

Compliant with Encounter Data Guide appended hereto by the Parties prior to execution, and development of full, web-based, subscription based network pursuant to policies and pricing as may be promulgated from time to time by E-MED, within E-MED's sole discretion, but provided that such pricing shall be at levels such that NCFE receives discounts of at least eight percent (8%) from the standard pricing of E-MED.

In exchange for this preferred pricing being provided to NCFE, E-MED shall develop and implement and provide for all of NCFE's electronic needs -- including all software, portal, web (and any other network) and hardware products and services -- in the following areas (among others):

1.       Consumer web portals;
2.       E-MED web portals;
3.       Broker web portals;
4.       Employer web portals;
5.       Claims and encounters;
6.       Eligibility and benefits verification;
7.       Claim status inquiry;
8.       Referrals and authorizations;
9.       Electronic remittance advice and funds transfer;
10.      Coordination of benefits;
11.      First report of injury;
12.      Credentialing;
13.      Drug history;
14.      Prescription communication services;
15.      Lab order and results
16.      Other connectivity and connectivity/services;
17.      Other e-commerce applications/services; and
18.      Internet/extranet products/services

                                   SCHEDULE 1B

                                  BUSINESS PLAN

         ATTACHED AND IDENTIFIED HERETO.

                                   SCHEDULE 1C

                            NON-DISCLOSURE AGREEMENT

         THIS AGREEMENT is made and entered into as of the date and by and between the parties as set forth below, for the purpose of allowing the parties to exchange information relevant to business discussions and transactions in which the parties are about to engage.

         THE PARTIES signing below ("PARTIES") hereby agree, on behalf of their agents, attorneys, predecessors, successors, affiliates, and those acting in concert with them, to keep all client information strictly confidential. The term "client information," as used herein, means and includes, without limitation, all proprietary, confidential, or trade secret information, all information appertaining or relating in any manner to the businesses of the PARTIES or in which the PARTIES are involved including any and all literary material and computer software products that could be or have been registered or copyrighted, any and all operating manuals or similar materials which constitute the systems, policies and procedures, and methods of doing business developed by the PARTIES, and all documentation and information of any kind or nature exchanged between the PARTIES at any time after the date the PARTIES signed this Agreement. As to such client information, the PARTIES hereby acknowledge that, except for their relationship with each other in analyzing a prospective and potential business relationship and consummating such a relationship, they would not otherwise have access to the foregoing client information. During any interaction between the PARTIES and at all times thereafter, the PARTIES shall not disclose to any person any such client information. The PARTIES understand that all client information is the sole property of the Party possessing the information prior to the date of this letter, and the parties hereto agree not to make any copies thereof, other than in the ordinary course of business and for purposes of carrying out whatever business relationships are contemplated. to be formed between the PARTIES. Upon cessation of discussions and transactions between the PARTIES hereunder, the PARTIES agree that they shall return to the other Party all client information and that they shall not permit any client information to be used in any manner whatsoever.

         WHEREFORE, the PARTIES have set their hands to and executed this Agreement below to confirm their consent and agreement to the foregoing terms and to constitute the formal beginning of their business relationship. By signing below, the signators expect and intend all entities with which they are involved in a representative capacity to be bound by this confidentiality agreement.

Dated:                                          _________________________
                                                _________________________
                                                _________________________
                                                _________________________
                                                _________________________
                                                _________________________

                  NATIONAL CENTURY FINANCIAL ENTERPRISES, INC.
================================================================================



February 2, 2000

John F. Andrews
Chief Executive Officer
e-MedSoft.com
1300 Marsh Landing Parkway
Suite 106
Jacksonville Beach, Florida 32250


       Ref: Clarification and Modification to Preferred Provider Agreement

Dear John:

The following shall clarify in certain respects the Preferred Provider Agreement of even date herewith and shall set forth certain additional commitments by and among the parties executing this agreement below.

1. Donald H. Ayers shall immediately become a member of the Board of Directors of e-MedSoft.com;

2. All stock tendered to NCFE under the Preferred Provider Agreement shall be kept in a brokerage accounts chosen by NCFE and affiliates such that the brokerage firm shall agree to be bound by all applicable provisions of law and contract relative to the sale or distribution of any of the stock. NCFE shall assure that the brokerage account fully complies with all laws, contracts and regulations - including but not limited to Rule 144 - in connection with any sale or other distribution of securities from that account;

3. Attached hereto is a formula whereby E-MED shall receive payment from NCFE relative to all new physician group practices signed up within the NCFE network during the term of the Preferred Provider Agreement. This formula was prepared by NCFE based upon the advice and evaluation of consultants and represents its best conservative estimate of the future potential revenue stream to E-MED from new physician group sign ups within the NCFE network. The constant revenue stream to E-MED from the new physician group practices is in addition to all other forms of consideration and revenue recognition set out in the Preferred Provider Agreement. The formula describes the recurring revenues E-MED is entitled to receive relative to its receipt of .5% per year of the outstanding balance of accounts receivable financed and remaining under management within the NCFE system plus a flat fee of $1,000 per every new physician or physician group signed up within the NCFE Internet system. Upon the penetration into the marketplace as estimated and subject to the


           THE INNOVATORS IN THE SECURITIZATION OF HEALTHCARE RECEIVABLES Corporate Headquarters o 6125 Memorial Drive o Dublin, Ohio 43017
                Tel. (614)764-9944 o (800)899-6737 o Fax (614)764-0602
    satisfaction of the assumptions upon which the evaluations are based, E-MED would be scheduled to receive $526 million over the life of the Preferred Provider Agreement for this one particular revenue stream;

4. To the extent NCFE engages in claims management, billing and collections, pharmacy or marketing database management within its private label and within its client base, (a) all revenues from those activities shall be booked in a manner as to maximize the return to NCFE and E-MED, and all profits shall be split equally as between NCFE and E-MED and (b) all services provided thereunder shall be with branding provided by E-MED as is appropriate.

Please sign below to confirm your agreement to the foregoing terms and conditions.
                                                Sincerely,


NATIONAL CENTURY FINANCIAL ENTERPRISES, INC.


      /s/ Lance K. Poulsen
By:   Lance K. Poulsen
      Chairman


      /s/ Donald H. Ayers
By:   Donald H. Ayers
      Vice-Chairman


THE FOREGOING IS AGREED TO:
E-MEDSOFT.COM


By:   /s/ John F. Andrews
      John F. Andrews
      Chief Executive Officer